Exhibit 3.2
RESTATED CERTIFICATE OF INCORPORATION
OF DIONEX CORPORATION
     Dionex Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: The original Certificate of Incorporation of Dionex Corporation was filed with the Secretary of State of the State of Delaware on September 5, 1986.
     SECOND: The Restated Certificate of Incorporation of Dionex Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
     THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.
     IN WITNESS WHEREOF, Dionex Corporation has caused this Certificate to be signed by the President of the Corporation this 18th day of May, 2011.

DIONEX CORPORATION
By:	/s/ Seth Hoogasian
Seth Hoogasian, President

EXHIBIT A
RESTATED
CERTIFICATE OF INCORPORATION
OF
DIONEX CORPORATION
********
          FIRST: The name of the corporation is:
Dionex Corporation
          SECOND: The address of the corporation’s registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent. The name of the corporation’s registered agent at such address is Capitol Services, Inc.
          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with $.01 par value.
          FIFTH: The corporation is to have perpetual existence.
          SIXTH: To the fullest extent permitted by law, the private property of the stockholders shall not be subject to the payment of the corporation debts to any extent whatever.
          SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in the furtherance and not in limitation of the powers conferred upon the corporation and its directors by statute:
               (a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.
               (b) The by-laws of the corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies shall he filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the by-laws. Directors need not be stockholders of the corporation, and the election of directors need not be by ballot.
               (c) The Board of Directors shall have the full power and authority to make, amend or repeal by-laws of the corporation.
          EIGHTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.
          NINTH: The corporation shall indemnify each director and officer of the corporation, and may indemnify each employee and agent of the corporation, and such person’s heirs, executors and administrators, and all other persons whom the corporation is authorized to indemnify under the provisions of the Delaware General Corporation Law, to the maximum extent permitted by law (a) against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, or otherwise; and no provision of this Article Tenth is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the Delaware General Corporation Law upon the corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the Delaware General Corporation Law or any other law now or hereafter in effect.
          The rights conferred upon indemnitees in this Article Tenth shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Tenth that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
          The Board of Directors of the corporation may, in its discretion, authorize the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the foregoing paragraph of this Article Tenth.
          TENTH: The personal liability of the directors and former directors of the corporation is hereby eliminated to the fullest extent permitted by subsection (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.
          ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.